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                                                                   EXHIBIT 10.13


                    VISTA LASER CENTERS OF THE PACIFIC, INC.
                                651 FULTON AVENUE
                          SACRAMENTO, CALIFORNIA 95825



                                  May 30, 1996



Gary M. Kawesch, President
RK and Laser Eye Institute of California
4585 Stevens Creek Blvd., Number 100
Santa Clara, CA  95051


     Re:  Agreement In Principle


Dear Dr. Kawesch:


     Reference is made to the past discussions between yourself representing RK and Laser Eye Institute of California ("RKLE") and Eye Laser Associates, LLC ("ELA"), and myself representing Vista Laser Centers Of The Pacific, Inc. ("Pacific").

     This letter agreement when executed by all parties, will constitute a binding agreement in principal for: (i) the acquisition by Pacific from ELA of a VISX Star excimer laser (the "Laser"); (ii) the sublease from RKLE of medical office space by Pacific; (iii) the purchase by Pacific from RKLE of certain tenant improvements to the Center; (iv) the purchase by Pacific from RKLE of certain legal documents and research; and (v) reimbursement of certain employee costs to RKLE.

     The parties hereto acknowledge and agree that more definitive agreements need to be prepared setting forth with greater specificity all of the terms, covenants, representations and conditions of this agreement with respect to the transactions described herein. These agreements include, without limitation, an asset purchase agreement, a real estate sublease and an equipment lease assignment and sublease. The parties agree to complete these agreements in an expeditious manner following the execution of this agreement and in no event more later than 30 days after the closing of Pacific's initial public offering for not less than $3.0 Million in net offering proceeds (the "IPO").

     1. ACQUISITION OF LASER.

     (a) Pacific shall acquire and ELA shall sell all rights, title and interest in the Laser, which are subject to an equipment
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GARY M. KAWESCH
MAY 30, 1996
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lease (the "Lease") with Hillside Financial International, LLC ("Hillside"), by
Pacific paying to ELA the sum of $52,500 (the "Laser Payment") and assuming the Lease. The Laser Payment shall be paid to ELA within 2 days of the execution of this agreement. The assumption of the Lease shall commence on June 1, 1996 and after that date Pacific shall bear all of the responsibilities, obligations and liabilities stated in or arising under the Lease. The parties hereto understand that the consent of Hillside to Pacific's assumption of the Lease will be required and they agree to use their reasonable best efforts to persuade Hillside to permit the assumption of the Lease by Pacific. Pacific shall also use its best efforts to persuade Hillside to release RKLE from its guaranty of and the User Agreement under the Lease. Pacific may also restructure or re-finance the Lease with Hillside's consent.

     (b) In the event Hillside does not release RKLE from its guaranty of and the User Agreement under the Lease and Pacific fails to make a payment required under the Lease or breaches any other provision of the Lease, upon notice thereof by Hillside to RKLE, RKLE shall be entitled to elect any of the following with respect to any and all monies due to Pacific pursuant to its services agreement for laser vision correction services provided by Pacific: (i) to pay such sums directly to Hillside to reduce the amount owed under the Lease; or (ii) to deposit such sums in an attorney's trust account or other reasonable escrow account for future delivery to Hillside to reduce the amount owed under the Lease or to Pacific upon its full payment of amounts due to Hillside.

     (c) In the event Hillside does not release RKLE from its guaranty of and the User Agreement under the Lease and Hillside gives Dr. Kawesch notice of default under the Lease and demands payment therefor under the terms of the guaranty, RKLE shall be entitled to: (i) terminate this agreement and all other relationships with Pacific with no payment to Pacific, notwithstanding paragraph 9 hereof; (ii) obtain ownership and possession of the Laser, including without limitation any and all improvements thereof at no cost, and assume the remaining payments and all other remaining obligations under the Lease; and (iii) terminate the Sublease (defined below) with Pacific.

     2. OFFICE SUBLEASE. Effective June 1, 1996 Pacific shall enter into a sublease (the "Sublease") with RKLE for approximately 4,000 square feet of office space presently leased by RKLE on Winchester Boulevard in San Jose, California (the "Center"), and this sublease shall provide for Pacific to pay the landlord thereof the following monthly rent: $1.25 per square foot plus the square footage allocation of the landlord's "triple net" (taxes, insurance and utilities) and all other costs and assessments applicable to
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GARY M. KAWESCH
MAY 30, 1996
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RKLE. It is the parties' understanding that such a sublease does not require the landlord's consent, but if such consent is required, the parties shall use their reasonable best efforts to obtain that consent as soon as possible.

     In the event that RKLE (or Dr. Gary M. Kawesch, individually) shall acquire full right title and interest in the land and building in which the Center is located, Pacific agrees that the sublease may be terminated by said new landlord and, within 30 days of such termination, Pacific shall execute a lease with said new landlord at then fair market rates, but not less than the rental and charges under the Sublease.

     3. CENTER IMPROVEMENTS. Pacific shall reimburse RKLE (or Dr. Kawesch individually) or pay the supplier or contractor directly for any and all costs and expenses incurred in remodeling or improving the Center (the "Center") and thereby acquire RKLE's interest in such lease improvements. Pacific shall make such reimbursement to RKLE upon the later of the execution of this agreement or two days after verifiable invoices of such expenses are provided to Pacific by RKLE or the supplier or contractor thereof.

     4. OTHER ASSETS PURCHASED. At the request of RKLE, Pacific shall reimburse RKLE for all of the costs of preparing certain legal documents relating to a contemplated relationship between RKLE and a group of optometrists (the "Documents") presently estimated not to exceed $20,000 and thereby acquire the Documents from RKLE; provided, however, that all copies of such documents and all legal research previously delivered to RKLE and the optometrists are delivered to Pacific. Pacific shall also pay to RKLE the sum of $8,000 and RKLE shall grant to Pacific the right to make modifications to the infomercial licensed to RKLE by Paul DeCorte Productions (the "Infomercial") and broadcast the new Pacific infomercial in the licensed territory. Pacific shall make such reimbursement to RKLE for the Documents and the payment for the Infomercial modification rights upon the later of the execution of this agreement or two days after verifiable invoices of expenses are provided to Pacific by RKLE.

    5. EMPLOYEES. Effective June 1, 1996, Pacific shall reimburse RKLE for its cost of providing such employees as deemed necessary by Pacific to operate the Center for such hours as requested by Pacific. RKLE costs shall include such items as taxes, workmen's compensation insurance, health insurance and vacation pay. RKLE shall submit a detailed invoice to Pacific monthly for such employee costs and Pacific shall pay such invoice within five (5) days of receipt and verification. RKLE shall be responsible for
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GARY M. KAWESCH
MAY 30, 1996
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the payment of all wages to the employees, and all payroll taxes, workmen's compensation insurance and any other employee related expenses to all applicable federal, state and local governmental agencies.

     6. ADVERTISING AND PATIENT LEADS. Pacific shall be responsible for all costs and expenses of advertising for the medical services to be rendered by RKLE at the Center after June 1, 1996 and so long as this agreement is in effect. Pacific shall expend a minimum of $1,000,000 in the 12 month period commencing with July 1, 1996 on advertising and marketing in the northern California market, including Santa Clara and San Mateo counties, the PRK and other advanced laser correction services available at its centers . All "leads" on potential patients residing or working in Santa Clara County, California and in San Mateo County, California south of Foster City (the "Laser Vision Area") resulting from such Pacific advertising and marketing will be forwarded to RKLE on an exclusive basis. RKLE shall retain the right to broadcast its own Paul DeCorte informercial at its own expense, but only in broadcasts targeted for the Laser Vision Area hereinabove described.

     7. INDEMNITY. RKLE agrees to indemnify, protect, defend and hold Pacific harmless from all claims, expenses, costs and liabilities, including without limitation attorney fees, arising from any of RKLE's activities prior to the execution of this agreement. Pacific agrees to indemnify, protect, defend and hold RKLE harmless from all claims, expenses, costs and liabilities, including without limitation attorney fees, arising from Pacific's activities prior to the execution of this agreement.

     8. CONFIDENTIAL INFORMATION. Each party to this agreement agrees to keep all of the proprietary information provided to that party by the other party hereto confidential and further agrees to not use such information for its own or any other person's benefit or disclose such information to third parties without the consent of the party supplying the information, unless such party holding the confidential information is legally required to disclose such information. Unless otherwise agreed upon by the parties hereto, each of the parties hereto agrees to maintain the confidentiality of the terms of the transactions contemplated by this agreement.

     9. DIRECTORSHIP OF PACIFIC. During the term of this agreement and after the closing of the IPO, upon the request of Dr. Kawesch Pacific shall nominate him as one of its nominees for election to Pacific's Board of Directors and Pacific shall vote all of the shares for which it (or any of its officers or Directors) is named a proxy of a shareholder, including the 500,000 shares of Pacific Series B Preferred Stock owned by Vista Technologies Inc.
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GARY M. KAWESCH
MAY 30, 1996
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(the "Proxy Shares"), in favor of Dr. Kawesch's election as a Director of
Pacific. Further, Pacific shall vote all of the Proxy Shares against the removal of Dr. Kawesch as a Director, in the event such action is proposed for a vote of Pacific's shareholders.

     10. TERMINATION. This agreement will terminate upon the earlier to occur of
(a) the mutual written agreement of the parties hereto; (b) upon notice by a party hereto of a breach by the other party of any obligation set forth in this agreement; or (c) if the IPO is not closed by December 31, 1996, unless the parties agree to extend such date. Within 30 days after the termination of this agreement, RKLE shall pay to Pacific all sums paid to it (or Dr. Kawesch individually) by Pacific pursuant to paragraphs 3 and 4 above (but not paragraphs 1 and 2), at which time Pacific shall return to RKLE all of the assets acquired pursuant to those paragraphs and RKLE shall assume and become solely responsible for the Lease and Sublease described in Paragraphs 1 and 2 above, respectively. In the event the Lease and the Sublease are not assumable by RKLE at that time, it shall pay to Pacific the sums due under said Lease and Sublease 7 days before such sums are due.

     11. NEGOTIATIONS WITH OTHERS. During the term of this agreement ELA and RKLE will not negotiate with any other party to sell, lease or sublease their respective assets described herein and Pacific will not negotiate with any other party to acquire, lease or operate another excimer laser in the Laser Vision Area.

     12. COMPLIANCE WITH CALIFORNIA LAW. All of the terms of this agreement and all of the other presently contemplated relationships of Pacific to RKLE and to Dr. Kawesch shall be in compliance with acceptable California law or this agreement shall be null and void. Pacific shall reasonably demonstrate such compliance with California law to RKLE before the closing of the IPO.

     13. COMPLETE AGREEMENT. This letter agreement is the complete agreement as of the date hereof among the parties with respect to the subject matter described herein and reasonably related thereto and supersedes all prior discussions, arrangements, understandings and agreements. This agreement may only be changed, amended or modified by a written agreement executed by both parties hereto.



                            [Signature Page Follows]
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GARY M. KAWESCH
MAY 30, 1996
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     Please indicate your agreement with the foregoing by signing this letter agreement below and returning a signed copy to me as soon as possible. Once signed by you this agreement will be deemed to be in effect and will bind both parties. Once this agreement has been executed by you, both parties shall commence to prepare the definitive documents discussed herein.



                                Very truly yours,

                          VISTA LASER CENTERS OF THE PACIFIC


                          By:____________________________________
                             David P. Bates III, President





Agreed To and Accepted.

Date:_____________, 1996

                          RK AND LASER EYE INSTITUTE OF CALIFORNIA



                          By:____________________________________
                              Gary M. Kawesch, President


                          EYE LASER ASSOCIATES, LLC


                          By:____________________________________
                              Gary M. Kawesch, Managing Member